Exhibit 10.2

COLLABORATIVE DATA SHARING AND CROSS-LICENSE AGREEMENT

FOR IL-21 PROTEIN

by and between

ZymoGenetics, Inc.

and

Novo Nordisk A/S

Effective Date: August 11, 2005

“[    *    ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Collaborative Data Sharing and Cross-License Agreement for IL-21 Protein

This Collaborative Data Sharing Agreement for IL-21 Protein (“Agreement”) is effective as of August 11, 2005 (the “Effective Date”) and is entered into by and between ZymoGenetics, Inc., a Washington corporation having a principal place of business at 1201 Eastlake Avenue East, Seattle, Washington 98102 (“ZGEN”), and Novo Nordisk A/S, a Danish corporation having a principal place of business at Novo Alle, DK-2880, Bagsvaerd, Denmark (“NN”).

WHEREAS, ZGEN and NN are parties to a certain Restated License Agreement for IL-21 effective as of January 1, 2003;

WHEREAS, ZGEN and NN are parties to a certain Collaborative Agreement for IL-21 effective as of December 14, 2002;

WHEREAS, ZGEN filed an IND with the FDA for a product containing the IL-21 Protein on March 2, 2004;

WHEREAS, ZGEN and NN are parties to a certain Agreement to Exchange Clinical Data for IL-21 Protein effective as of March 3, 2004;

WHEREAS, ZGEN and NN are parties to a certain Agreement to Exchange Process Development Data for IL-21 Protein effective as of March 3, 2004;

WHEREAS, NN filed a CTN with the TGA for a product containing the IL-21 Protein on August 13, 2004; and

WHEREAS, ZGEN and NN intend to perform separate (and possibly joint) research, non-clinical, clinical and development activities for products incorporating the IL-21 Protein, and are interested in having certain access and certain rights to each other’s data, results, intellectual property and other information generated from said research, non-clinical, clinical and development activities pursuant to the terms of this Agreement;

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1

Definitions

SECTION 1.1. “Adverse Event” or “AE” means: an Adverse Event as defined under applicable Agency regulations.

SECTION 1.2. “Affiliate” means, with respect to a party, any other business entity which directly or indirectly controls, is controlled by or is under common control with the party. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or of an interest in the assets,

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profits or earnings of a business entity shall be deemed to constitute control of the business entity. For the avoidance of doubt, ZGEN and NN are not Affiliates of each other.

SECTION 1.3. “Agency” means: the FDA, EMEA or foreign equivalent of either.

SECTION 1.4. “Approval” means: any approval, registration, license or authorization from any Regulatory Authority required for the clinical trials or the marketing of a Product, including, without limitation, an approval, registration, license or authorization granted in connection with any Regulatory Submission.

SECTION 1.5. “Assigning Party” as used herein shall have the meaning set forth in SECTION 11.1.

SECTION 1.6. “Background Intellectual Property” means: intellectual property, including patents, patent applications and know-how, Controlled by either party or its Affiliates that (a) a party makes available to the other party during the Term and that the parties mutually agree in writing shall be considered to be “Background Intellectual Property”; or (b) is actually used (including foreign counterparts of any patents or patent applications) by or on behalf of either party in the performance of Shared Activities under this Agreement in connection with Common Products as licensed in Article 6; provided, however, that the term “Background Intellectual Property” shall not include Prior Intellectual Property, IL-21 Global Patents and IL21 Global Know-How.

SECTION 1.7. “BLA” means: a biologics license application or product license application filed with an Agency pursuant to the Agency’s regulations, including all amendments and supplements to the application, and any equivalent foreign filing with a Regulatory Authority.

SECTION 1.8. “CEO” means: chief executive officer.

SECTION 1.9. “CIOMS” means: the Council for International Organizations of Medical Sciences pursuant to the World Health Organization or the United States equivalent thereof.

SECTION 1.10. “Claim(s)” as used herein shall have the meaning set forth in SECTION 8.1.

SECTION 1.11. “Clinical Data Sharing Agreement” means: the Agreement to Exchange Clinical Data for IL-21 Protein effective as of March 3, 2004, between ZGEN and NN, which is being superseded and terminated by this Agreement, parts and definitions from which, as of the Effective Date, are being incorporated in this Agreement.

SECTION 1.12. “Collaborative Agreement” means: the Collaborative Agreement for IL-21 effective as of December 14, 2002, between ZGEN and NN.

SECTION 1.13. “Common Product” means: a Product having as an active agent the IL-21 Protein identified as [    *    ]. The parties may modify, supplement or change the definition of Common Product and may add a Unique Product to the definition of Common Product by amendment to this Agreement.

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SECTION 1.14. “Confidential Information” means: information disclosed pursuant to this Agreement including, but not limited to, all proprietary information and materials, patentable or otherwise, of a party that is disclosed by or on behalf of such disclosing party to the receiving party or its Affiliates, such as DNA sequences, amino acid sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, plans, data, reports, know-how, assay results, preclinical studies and clinical trials and the results thereof, patent positioning and business plans, including negative developments.

SECTION 1.15. “Controls” and “Controlled” mean: the entity referenced has the ability to exploit and to license or sublicense the right to exploit the referenced technology or rights, without (assuming the timely payment of all applicable royalties) violating the terms of any agreement or other arrangement between the entity referenced and a third party; provided, however, that the entity referenced will not be deemed to “Control” the referenced technology or rights if the party to receive a license or sublicense thereto under this Agreement does not agree in writing, after disclosure of the third-party agreement or other arrangement, to be responsible for and pay any amounts coming due under such agreement or other arrangement that result from or are attributable to such party’s use of the technology or rights (unless the parties otherwise agree pursuant to SECTION 3.6 with respect to non-royalty-based payments); provided, further, the entity referenced has disclosed the existence and terms of such third-party agreement or other arrangement promptly upon request or when it has become apparent that such technology or rights will most likely be used by such party receiving the license or sublicense hereunder.

SECTION 1.16. “CRO” means: contract research organization.

SECTION 1.17. “CTN” means: a Clinical Trial Notification or its foreign equivalent.

SECTION 1.18. “EMEA” means: the European Medicines Evaluation Agency or any successor agency thereto.

SECTION 1.19. “Evaluation” as used herein shall have the meaning set forth in SECTION 3.1(d).

SECTION 1.20. “FDA” means: the United States Food and Drug Administration or any successor agency thereto.

SECTION 1.21. “Force majeure” as used herein shall have the meaning set forth in SECTION 11.5.

SECTION 1.22. “GMP” means: current Good Manufacturing Practices or its foreign equivalent.

SECTION 1.23. “Guiding Principles” as used herein shall have the meaning set forth in SECTION 2.1.

SECTION 1.24. “ICH” means: current International Conference on Harmonization or its foreign equivalent.

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SECTION 1.25. “IL-21 Gene” means: the polynucleotide sequence identified in [    *    ], and all species, fragments and modifications of such polynucleotide sequence that are disclosed in such application or any patents or patent applications included in an IL-21 Related Patent as defined in the Restated License Agreement or Appendix D or developed or discovered by a party or its Affiliates prior to or during the Term.

SECTION 1.26. “IL-21 Global Know-How” means: all inventions, discoveries, know-how, methodologies, technology, data and tangible materials (including nucleic acids, peptides, vectors, proteins, cells, cell lines, transgenic and knock-out animals, and the like) that are IL-21 Clinical Data Exchange Know-How as defined in the Clinical Data Sharing Agreement or that: (a) relate to an IL-21 Gene, IL-21 Protein or Common Product; (b) were invented, discovered, developed or otherwise generated by or for a party or its Affiliates during the Term; and (c) are Controlled by a party or its Affiliates during the Term; except the party’s Prior Intellectual Property or information and data from clinical studies after Product Approval unless such studies are required by a Regulatory Authority or constitute safety information required under SECTIONS 4.3 and 4.4. For the avoidance of doubt, information, data and materials related to Non-Clinical and clinical development activities, process development or manufacturing of Products that are not Common Products are not included in the term “IL-21 Global Know-How.”

SECTION 1.27. “IL-21 Global Patent Rights” means: (a) the patents and patent applications set forth in Appendix D appended hereto; (b) patents and patent applications Controlled by a party or its Affiliates that claim an invention with a date of conception prior to the Term (but not including Prior Patent Rights) or during the Term and that specifically recites as a claim element (i) an IL-21 Gene, IL-21 Protein or Product, (ii) a process, formulation and/or mixture comprising an IL-21 Gene, IL-21 Protein or Product, (iii) a method of making or manufacturing an IL-21 Protein or Product or (iv) a method of using an IL-21 Gene, IL-21 Protein or Product; (c) all divisional or continuation (in whole or in part) applications of the applications in described in (a) and (b); (d) all patents issuing from the applications described in (a), (b) and (c); and (e) all extensions, supplemental protection certificates (including any form of patent term extensions), reissues, reexaminations, substitutions or renewals of the patents described in (d). Notwithstanding the foregoing, if any portion of any application or patent described above does not specifically recite an IL-21 Gene, IL-21 Protein or Product as a claim element, then such portion of the application or patent is expressly excluded from the term “IL-21 Global Patent Rights” but only to the extent that such portion does not claim an IL-21 Gene, IL-21 Protein or Product. For the avoidance of doubt, IL-21 Global Patent Rights shall include Joint IL-21 Global Patent Rights.

SECTION 1.28. “IL-21 Global Plan” means: the combined IL-21 Plans to be undertaken by NN, ZGEN and their Affiliates. The parties are planning to undertake clinical studies of the Common Product to achieve Product Approval; however, unless post-approval clinical studies are required by a Regulatory Authority as a condition of Product Approval, clinical studies beyond those studies required for Product Approval shall not be included in the IL-21 Global Plan without further written agreement between the parties.

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SECTION 1.29. “IL-21 Plan” means: individual work plans by each party and its Affiliates including its portion of the joint work plan for the Shared Activities for which such party and its Affiliates are responsible, comprising all activities in researching and developing Products during the Term, including process development, manufacturing and pursuing Regulatory Approvals. The current work plans of the parties and their Affiliates are appended to this Agreement as Appendix A (IL-21 Plan for NN), Appendix B (IL-21 Plan for ZGEN) and Appendix C (IL-21 Plan for Shared Activities). It is contemplated that the parties may update Appendices A, B and C on a yearly basis to reflect updates and significant changes in work plans.

SECTION 1.30. “IL-21 Protein” means: the protein identified in [    *    ] and any protein encoded by an IL-21 Gene and all species, fragments and modifications of such polypeptide sequence that are disclosed in such application or any patents or patent applications included in an IL-21 Related Patent as defined in the Restated License Agreement or Appendix D or developed or discovered by a party or its Affiliates prior to or during the Term.

SECTION 1.31. “IMPD” means: an Investigational Medicinal Product Dossier application or its foreign equivalent.

SECTION 1.32. “IND” means: an Investigational New Drug application or its foreign equivalent.

SECTION 1.33. “Joint IL-21 Global Patent Rights” means: all IL-21 Global Patent Rights arising or resulting from inventive work by one or more employees from both parties (or their Affiliates), as to which the employees would be inventors under the patent laws of the United States. Pursuant to SECTION 5.1, the parties have equal, undivided ownership interests in Joint IL-21 Global Patent Rights.

SECTION 1.34. “JPT” means: a joint IL-21 project team formed by NN and ZGEN to operate in accordance with ARTICLE 3.

SECTION 1.35. “JSC” means: a joint IL-21 steering committee formed by ZGEN and NN to operate in accordance with ARTICLE 3.

SECTION 1.36. “Label” means: the parts of an Agency approved official description of a drug product which include drug name and composition, indication, intended patient population, administration and dosing, general instructions for use, and instructions for use in special patient populations (including, e.g., pediatrics, geriatrics, pregnancy, hepatic/renal impairment, etc.) for the purposes of SECTION 3.10.

SECTION 1.37. “Litigating Party” as used herein shall have the meaning set forth in SECTION 5.7.

SECTION 1.38. “MAA” means: a Marketing Authorization Application or its foreign equivalent.

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SECTION 1.39. “MeDRA” means: the Medical Dictionary for Regulatory Activities.

SECTION 1.40. “MedWatch” means: the Safety Information and Adverse Event Reporting Program known as MedWatch pursuant to the FDA or the foreign equivalent thereof.

SECTION 1.41. “Narrative Summary” as used herein shall have the meaning set forth in SECTION 4.4.

SECTION 1.42. “Non-Clinical” means: activities supporting a clinical trial or a Regulatory Submission, including, but not limited to, animal safety and efficacy studies, animal studies supporting an IND or IMPD, human disease tissue sample studies supporting an IND or IMPD, toxicology, pharmacokinetic and pharmacodynamic studies.

SECTION 1.43. “NA” means: Canada, Mexico and the United States of America and its territories and possessions.

SECTION 1.44. “Pivotal Study” means: a human clinical trial that demonstrates the statistical efficacy and safety of a Product and that is the final stage of clinical testing prior to and in support of the filing of a BLA or MAA, whether constituting a phase II or III trial in the United States or a similar trial in other jurisdictions.

SECTION 1.45. “Prior Intellectual Property” means: (i) IL-21-Related IP as defined in the Restated License Agreement; (ii) IL-21 Program Know-How and IL-21 Program Patent Rights (including Joint IL-21 Program Patent Rights) as defined in the Collaborative Agreement; and (iii) IL-21 Process Development Patent Rights and IL-21 Process Development Know How as defined in the Process Development Agreement.

SECTION 1.46. “Prior Patent Rights” means: (i) IL-21-Related Patents as defined in the Restated License Agreement; (ii) IL-21 Program Patent Rights (including Joint IL-21 Program Patent Rights) as defined in the Collaborative Agreement; and (iii) IL-21 Process Development Patent Rights as defined in the Process Development Agreement. For the avoidance of doubt, IL-21 Clinical Data Exchange Patent Rights (as defined in the Clinical Data Sharing Agreement) are not included in the term “Prior Patent Rights” and are included in the definition of “IL-21 Global Patent Rights.

SECTION 1.47. “Process Development Agreement” means: the Agreement to Exchange Process Development Data for IL-21 Protein effective as of March 3, 2004, between ZGEN and NN.

SECTION 1.48. “Product” means: a product that incorporates an IL-21 Protein as an active agent.

SECTION 1.49. “Product Approval” means: the Approval from any Regulatory Authority on a Product specifically granted in connection with the Regulatory Submission of a BLA or MAA.

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SECTION 1.50. “Regulatory Authority” means: any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other governmental entity with authority over clinical trials, safety, marketing, pricing and/or sale of any Product, including, but not limited to, the FDA in the United States, the EMEA in Europe and the TGA in Australia.

SECTION 1.51. “Regulatory Submission” means: the submission to the relevant Regulatory Authority of an appropriate application seeking Approval, registration, license or authorization of any Product, including, but not limited to, any relevant marketing authorization application, supplementary application or variation thereof, BLA, MAA, IND, IMPD or equivalent foreign application.

SECTION 1.52. “Respective Territory” means: RoW with respect to NN and NA with respect to ZGEN.

SECTION 1.53. “RoW” means: all countries of the world, except those within NA.

SECTION 1.54. “Restated License Agreement” means the Restated License Agreement for IL-21 effective as of January 1, 2003 between ZGEN and NN.

SECTION 1.55. “Revised Appendices” as used herein shall have the meaning set forth in SECTION 3.1(e).

SECTION 1.56. “Secondary Party” as used herein shall have the meaning set forth in SECTION 5.8.

SECTION 1.57. “Serious Adverse Event” or “SAE” means: a Serious Adverse Event as defined under applicable Agency regulations.

SECTION 1.58. “Shared Activities” means: those specifically identified activities shared between the parties and including the budget and apportionment of activities between the parties as approved in writing by the JSC. The IL-21 Plan including Shared Activities is appended to this Agreement as Appendix C.

SECTION 1.59. “Sponsor” means: a party who received the written approval of the other party to conduct Sponsored Clinical Trials in the other party’s Respective Territory.

SECTION 1.60. “Sponsored Clinical Trials” means: those specifically identified clinical trials for Common Products which have been approved pursuant to SECTION 4.12 to be conducted by the Sponsor.

SECTION 1.61. “Sublicensee” means: a third party to whom a party has extended rights that it received or reserved under this Agreement. For the avoidance of doubt, a Territorial Commercialization Partner is a Sublicensee.

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SECTION 1.62. “Term” means: the period from the Effective Date of this Agreement through the earlier of the following dates: (i) date on which this Agreement expires or (ii) the date on which this Agreement is terminated.

SECTION 1.63. “Territorial Commercialization Partner” means: a Sublicensee to whom a party has extended certain commercialization rights that it received or reserved under this Agreement including the right to develop, promote, market, offer to sell, import, export, distribute, sell or have sold Products as part of a co-marketing agreement, co-commercialization agreement, strategic partnership, joint venture relationship or the like with a party.

SECTION 1.64. “TGA” means: the Australian Therapeutic Goods Administration or any successor agency thereto.

SECTION 1.65. “Unique Product” means: A Product that is not a Common Product and that has been demonstrated with supportive experimental data to be biologically different from any Common Product (i) [    *    ], (ii) [    *    ], and (iii) for use in [    *    ] with any Common Product. The parties may add a Unique Product to the definition of Common Product by amendment to this Agreement. For the avoidance of doubt, a Unique Product, upon becoming a Common Product, shall cease to be a Unique Product.

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context and vice versa. The words “including,” “includes” and “such as” are used in a non-limiting sense and have the same meaning as “including without limitation” and “including, but not limited to.” Herein” means anywhere in this Agreement. “Hereunder”, “Hereinafter” and “hereto” mean under or pursuant to any provision of this Agreement.

ARTICLE 2

Scope of the Collaboration

SECTION 2.1. Guiding Principles. The parties intend to conduct their relationship pursuant to this Agreement in accordance with the following principles (“Guiding Principles”):

(a)	With respect to research by the parties or their Affiliates relating to IL-21 Protein or a Product:

(i)	disclosure and sharing of all research plans and results;

(ii)	collaborative and open discussion between the parties; and

(iii)	royalty free license to the intellectual property resulting from such research pursuant to SECTION 5.2;

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(b)	With respect to all Non-Clinical and clinical development by the parties or their Affiliates of the Common Product:

(i)	disclosure and sharing of all development plans and results;

(ii)	collaborative and open discussion between the parties;

(iii)	royalty free license to the intellectual property resulting from such development pursuant to SECTION 5.2; and

(iv)	disclosure and sharing of safety information for the lifetime of the Common Product.

(c)	With respect to all Non-Clinical and clinical development by the parties or their Affiliates of Products that are not the Common Product:

(i)	disclosure and sharing of all development plans;

(ii)	disclosure and sharing of summaries of development results, excluding data related to Non-Clinical and clinical development activities, process development and manufacturing; and

(iii)	royalty free license to certain intellectual property resulting from such development pursuant to SECTION 5.2.

(d)	With respect to a prospective Territorial Commercialization Partner: [ * ] the Territorial Commercialization Partner [ * ], including [ * ] IL-21 Gene, IL-21 Protein or Common Product [ * ] Territorial Commercialization Partner and its Affiliates. As an example of [ * ] Territorial Commercialization Partner will [ * ] prospective Territorial Commercialization Partner to [ * ], and, if necessary, the parties will discuss any amendments to this Agreement that may cause the prospective Territorial Commercialization Partner to participate.

ARTICLE 3

Governance, Reporting and Activities

SECTION 3.1. Governance of Collaboration. NN and ZGEN shall establish the following in collaboration under this Agreement:

(a)

Joint IL-21 Steering Committee. The parties shall form the JSC consisting of three (3) members from each party. Each party may change its own JSC members from time to time. ZGEN and NN shall have co-leadership in the JSC. Where JSC approval is required, the JSC shall operate by consensus with each party having a single vote. The JSC will be responsible for monitoring the performance of the IL-21 Global Plan by the parties and soliciting and discussing input, feedback and comment thereon. The JSC will discuss changes or additions to the Common Product by a party, make recommendations to each party’s senior

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management regarding such party’s Common Product or IL-21 Plan, approve Evaluations pursuant to SECTION 3.1(d), and approve all Shared Activities and changes or additions to Shared Activities. The JSC will resolve any disputes with respect to Shared Activities, joint publications, and will enforce timely data exchange pursuant to this Agreement. The JSC will be the principle means by which the parties coordinate and discuss their IL-21 Plans at a senior management level. The JSC will implement and facilitate the Guiding Principles and the terms of this Agreement. Disputes that cannot be resolved at the level of the JSC shall be subject to the dispute resolution procedures pursuant to SECTION 11.7.

(b)	Joint IL-21 Project Team. The parties shall form the JPT consisting of a project director from each party and members from the project groups of each party who represent patent, research and discovery, Non-Clinical, clinical, regulatory, marketing and product supply matters with respect to the Common Product. Additional members may also be added or subtracted with the approval of the JSC. Each party shall choose its own JPT members and project director, who may be changed from time to time by the appointing party. The JPT shall operate by consensus with each party having a single vote. Each project director will serve as a primary contact and will coordinate reporting and activities under the IL-21 Global Plan, may attend JSC meetings, and will monitor the tasks and timelines. All planned research and development activities under the IL-21 Global Plan will be reviewed and discussed by the JPT. Any material changes to the IL-21 Global Plan will be brought to the JSC by the project directors for consideration and discussion. The project directors shall periodically review the performance of JPT members, monitor and convey public disclosure strategies under SECTION 3.4 for the Common Product, ensure review of joint publications under SECTION 3.5, record updates and changes in the IL-21 Global Plan and establish operating principles and procedures for the JPT and sub-teams. Any sub-teams shall operate by consensus with each party having a single vote, and shall report to the JPT. The project directors may identify and propose tasks and activities in furtherance of the IL-21 Global Plan that may be shared between the parties as prospective Shared Activities. In addition, the project directors will recommend to the JSC proposed IL-21 Plans for prospective Shared Activities including a budget and proposed apportionment of such activities between the parties consistent with SECTION 3.1(c). The project directors will implement and facilitate the Guiding Principles and the terms of this Agreement. Any disputes that may arise at the JPT level may be brought to the JSC for review.

(c)

Apportionment of Tasks and Activities between the Parties. Each party is solely responsible for its activities under its IL-21 Plan. The JSC will in writing approve Shared Activities, budget and apportionment thereof between the parties with a view to balancing resources over time, striving to reduce duplication of effort, optimizing resources and time, providing a mechanism for cost sharing on a

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[ * ] basis (considering FTE and external costs), and distributing between the parties an equitable share of work when practical.

(d)	Annual Evaluation of IL-21 Global Plan. On a yearly basis, as part of its review of the IL-21 Global Plan, the JSC will review and evaluate the activities of each party to be performed under its IL-21 Plan for the upcoming year, and after considering each party’s contributions for the prior year and earlier years, assess the adequacy of the overall contribution of each party toward furthering the aims of this Agreement (“Evaluation”). To the extent that a party has documentation, the types of information that may be used as part of the Evaluation include: (i) [ * ]; (ii) [ * ]; (iii) [ * ] conducted, with special emphasis on [ * ] which have lead to [ * ] in both parties’ territories; (iv) [ * ]; (v) [ * ] for IL-21 Global Patent Rights; (vi) [ * ] for IL-21 Global Patent Rights; (vii) contribution to [ * ] of IL-21 Protein and Products; (viii) [ * ]; (ix) [ * ]; (x) [ * ] on a party’s IL-21 Plan including [ * ]; (xi) [ * ]; (xii) [ * ]; (xiii) IL-21 Proteins with [ * ]; and (xiv) such other criteria as may be mutually agreed upon by the JSC. The JSC’s Evaluation and approval thereof (such approval not to be unreasonably withheld) will be recorded in its minutes or other document approved by the JSC. In addition, the JSC shall explicitly identify in the approved Evaluation those Pivotal Studies and activities intended to develop a Unique Products of each party that are considered balanced with the contributions of the other party.

(e)	Material Changes and Updates in Plan. The JSC shall be apprised at least quarterly in writing by the project directors of any material changes and updates to the IL-21 Global Plan, including, but not limited to, either party adding to, changing, or halting specific activities under its IL-21 Plan. On a yearly basis, Appendices A, B and C will be modified (“Revised Appendices”) to reflect such changes and updates to the IL-21 Global Plan, which shall be signed and dated by or on behalf of the JSC. The Revised Appendices shall serve as the IL-21 Global Plan for the next year.

(f)	Meetings. The JSC and JPT shall hold periodic meetings as follows:

(i)	The JSC shall hold meetings at least two (2) times per year in person. The JSC meetings should shortly follow JPT meetings. Copies of all materials presented at such meetings shall be exchanged within fifteen (15) days after the meeting. The JSC shall keep accurate meeting minutes, with this responsibility alternating between the parties. Such minutes shall be exchanged between the parties promptly after the meeting.

(ii)

The JPT shall hold meetings at least three (3) times per year in person or by videoconference, with at least two (2) such meetings in person. The JPT shall keep accurate meeting minutes, with this responsibility

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alternating between the parties. Such minutes shall be exchanged between the parties promptly after the meeting.

SECTION 3.2. Limited Cost Sharing. The parties do not contemplate a sharing of costs for the activities under each party’s respective IL-21 Plan and each party shall individually bear the costs for its respective activities. From time to time, in the interest of expediting time and cost efficiency, the JSC may approve cost sharing between the parties for Shared Activities in accordance with SECTION 3.1(c). An accounting and balancing between the parties of costs for Shared Activities will occur quarterly at the end of March, June, September and December.

SECTION 3.3. Reports and Data. The project directors will follow the progress of the parties’ activities under the IL-21 Global Plan and shall be responsible for submitting bi-annual presentations or written reports to the JSC, which shall include the results of the JPT meetings, updates on progress under the IL-21 Global Plan, any material changes to each party’s respective IL-21 Plan, inventions for which IL-21 Global Patent Rights may be sought, significant Non-Clinical and clinical plans, significant process development plans, manufacturing and supply plans for the Common Product, projected timelines for Products and other material information for the JSC to consider that is related to this Agreement. The parties and each of their Affiliates shall keep true, complete and accurate records with respect to Shared Activities and their clinical development progress under the IL-21 Global Plan. In addition, the parties shall cause each of its Territorial Commercialization Partners and Sublicensees to keep true, complete and accurate records with respect to Shared Activities and progress under the IL-21 Global Plan.

The parties shall establish procedures to ensure that the parties exchange on a timely basis all necessary information to be provided under this Agreement. In addition, the following reports and information shall be exchanged between the parties:

(a)	General Reporting and Data Exchange for Research Activities.

(i)	Research Updates. Each party shall provide the other periodic written updates on the planned, ongoing and completed research activities and results under its respective IL-21 Plan. Such updates may be provided in JPT and JSC meeting minutes, presentations and reports exchanged between the parties.

(ii)	Delivery of Raw Data upon Request by a Party. Upon the reasonable written request of one party (“Requestor”) to the other party (“Provider”), the Provider shall provide to the Requestor within [ * ] after the date of the request, raw data from the specific research experiments and activities performed by the Provider and its Affiliates under the IL-21 Plan during the Term. The information that will be included in such raw data and the format by which such data will be exchanged will be determined in good faith and agreed upon by the parties.

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(iii)	Final Research Report. After the completion of all research activities under its respective IL-21 Plan, each party shall provide the other party a final written report, as soon as reasonably possible and in no event later than [ * ] after completion of the research activities. Such final report shall include all additional reports not previously provided to the other party.

(b)	Reporting and Data Exchange for Non-Clinical Development Activities.

(i)	Quarterly Non-Clinical Reports. The parties shall exchange on a quarterly basis concurrent with the quarterly clinical reports in SECTION 3.3(c)(i), a written summary of their respective planned, ongoing and completed Non-Clinical studies for Common Products.

(ii)	Final Non-Clinical Study Reports and Post-Study Delivery of Raw Data. After the completion of each Non-Clinical study for a Common Product each party shall provide the other party (with respect to completed Non-Clinical studies) a copy of the final study report including the supportive raw data, as soon as reasonably possible. In the event that a submission is made to Regulatory Authorities, the copy of the final report shall be submitted no later than [ * ] of submission to each applicable Regulatory Authority.

(c)	Reporting and Data Exchange for Clinical Development Activities.

(i)	Quarterly Clinical Reports. The parties shall exchange on a quarterly basis, by the last day of March, June, September and December of each calendar year, a written summary of their respective planned, ongoing and completed clinical studies and data for Common Products. Each summary shall include the items in Appendix E.

(ii)	Clinical Trial Reports and Post-Study Delivery of Raw Data. After the completion of each clinical trial for a Common Product, each party shall provide to the other party (with respect to completed clinical trials):

(A)	a report, as soon as reasonably possible and in no event later than [ * ] of submission to each applicable Regulatory Authority, that includes a copy of the report as submitted to the Regulatory Authority. Such report should be submitted no later than [ * ] after the last patient’s last visit according to the protocol, or the study report is received from a party’s respective third-party clinical research organization, whichever is later; and

(B)	raw data from each clinical trial of a Common Product as soon as reasonably possible following database lock but no later than [ * ]

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after the clinical trial reports described in this SECTION 3.3(c)(ii). In the event a party thereafter updates its data on such a clinical trial, the updated data shall be transferred to the other party within [    *    ] from the update. The information that will be included with the raw data, and the format by which such data will be exchanged, will be determined in good faith and agreed upon by the parties.

(iii)	Reports and Data for Sponsored Clinical Trials. For the avoidance of doubt, the reporting and data exchange obligations of SECTION 3.3(c) with respect to Common Products shall also apply to Sponsored Clinical Trials.

(d)	Requests for Expedited Data Exchange. A party may reasonably request the other party to provide such raw data described in SECTIONS 3.3(b)(ii), 3.3(c)(ii)(B), 3.3(c)(iii) within an expedited timeframe for such raw data that directly supports key results. Such request shall be in writing, and shall include an explanation and compelling rationale for early transfer of such raw data. Upon such request, the expedited timeframe shall be agreed upon by the parties following acceptance of the request by the non-requesting party (such acceptance not to be unreasonably withheld). In general, such expedited timeframe would not exceed [ * ].

(e)	Reports for Products that are not Common Products. For Products other than Common Products, summaries of data and information from Non-Clinical and clinical development activities related to any such Product shall be provided to the other party after the completion of each clinical trial for such Product. Each party shall provide the other party a summary of the report submitted to its respective Regulatory Authorities for such Product, as soon as reasonably possible and in no event later than [ * ] after such submission. Such report should be provided no later than [ * ] after the last patient’s last visit according to the protocol, or the study report is received from a party’s respective third-party clinical research organization, whichever is later. For the avoidance of doubt, Non-Clinical and clinical development raw data and manufacturing raw data will not be exchanged between the parties with respect to Products that are not Common Products unless otherwise agreed by the parties.

SECTION 3.4. Public Disclosure Strategies. Every six (6) months the parties shall exchange their strategies for public disclosure related to the IL-21 Protein and development activities for the Common Product. The parties shall keep each other informed of material changes to such strategy and identify the expected publications, presentations and other such public disclosures within the next six (6) months. Notwithstanding the above, neither party nor its Affiliates shall make any public disclosure regarding the other party’s activities under this Agreement (to the extent the activities have not been publicly disclosed by the other party) without the prior written consent of such party. In addition, each party shall cause each of its Territorial Commercialization Partners and Sublicensees to not make any public disclosure regarding the

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other party’s activities under this Agreement (to the extent the activities have not been publicly disclosed by the other party) without the prior written consent of the other party.

SECTION 3.5. Joint Publications. The parties will each be free to publish the results of their respective activities under their respective IL-21 Plans. In the event that the parties wish to jointly publish results under the IL-21 Global Plan or to publish the results of Shared Activities, such publication will acknowledge the contribution, authorship and materials from each party, where applicable. Each party shall furnish the other party with copies of all proposed joint oral, written, graphic or electronic public disclosures. Each party may review such proposed joint disclosure for a period not to exceed [    *    ] prior to submission for publication or presentation to ensure that its Confidential Information is not inadvertently disclosed. In order to fully protect the rights of both parties, any contemplated joint publication or other joint public disclosure containing the details of an invention, whether or not patentable, may be withheld for an additional period of [    *    ] or until a patent application is filed thereon, whichever is first in time.

SECTION 3.6. Agreements with Third Party Commercial Use Fees. Each party shall be free to enter agreements during the Term that may subject a Product to third party commercial use fees, including royalties, within its Respective Territory and at its sole cost; provided, however, that each party shall in writing promptly notify the other party of its intent to enter such an agreement that may subject a Product to such fees in the other party’s Respective Territory. Where a worldwide agreement containing third party commercial use fees [    *    ] of a Product, the parties will [    *    ] obtaining such an agreement [    *    ], including a [    *    ] such third party commercial use fees [    *    ]. Likewise, in the event intellectual property acquired by license or otherwise from a third party becomes Background Intellectual Property licensed to the other party hereunder, the parties will discuss in good faith the allocation of any payments owed in the future to the third party that relate to such Background Intellectual Property and that are in addition to customary royalties payable to the third party that are the responsibility of the party selling a Product.

SECTION 3.7. Data Sharing under Third Party Agreements. Each party shall seek to provide that data related to the IL-21 Protein and Common Product that is generated through third party research agreements, CRO agreements and material transfer agreements entered into after the Effective Date can be shared with the other party pursuant to the terms of this Agreement; provided however, each party shall ensure that data related to Shared Activities that is generated through third party research agreements, CRO agreements and material transfer agreements entered into after the Effective Date can be shared with the other party pursuant to the terms of this Agreement.

SECTION 3.8. Diligence Obligations for Shared Activities. Subject to SECTION 9.6, the parties shall use commercially reasonable efforts to timely perform activities and tasks for Shared Activities under the IL-21 Plan. In the event one party identifies a risk of, or if a party experiences, an unreasonable deviation with regard to time lines and/or the budget of Shared Activities, the JSC shall in good faith discuss corrective actions. Failure to use commercially

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reasonable efforts to timely perform activities and tasks may result in breach of this Agreement pursuant to SECTION 9.5.

SECTION 3.9. Termination of IL-21 Plan. Each party shall have the right to terminate its IL-21 Plan (or parts thereof) and its activities (other than Shared Activities) related thereto at its sole discretion at any time. The party terminating its IL-21 Plan shall provide the other party with written notice of such expected termination [    *    ] prior to termination of any major clinical activities. Except for obligations pursuant to SECTION 9.6 for terminating Shared Activities, neither party shall be liable to the other party for terminating its IL-21 Plan, in whole or in part.

SECTION 3.10. Initial Product Approval or Label Expansion at Expense of Other Party. A party shall not gain initial Product Approval nor expand its Label on a Common Product based solely on the data and results of a Pivotal Study for the Common Product that was not approved as part of an Evaluation and was performed by and at the sole expense of the other party without written notice and reasonable compensation to the other party. The party wishing to gain initial Product Approval or expand its Label shall provide written notice to the other party no later than [    *    ] prior to the submission of such Label expansion to a Regulatory Authority in its Respective Territory. Reasonable compensation shall include reimbursement of [    *    ] the costs [    *    ] supporting the Label, or other such compensation as mutually agreed upon by the parties. Notwithstanding the above, where a Pivotal Study of one party was explicitly balanced in writing with the contributions of the other party in an approved Evaluation, gain of initial Product Approval or Label expansion based upon such Pivotal Study shall be deemed reasonably compensated, and neither party shall be liable to the other party for expanding its Label thereon.

SECTION 3.11. Unique Product at Expense of Other Party. The party whose Unique Product becomes a Common Product shall be entitled to reasonable compensation that shall include reimbursement of [    *    ] the costs of activities supporting the Unique Product up to the time it is approved as a Common Product by amendment to this Agreement, or other such compensation as mutually agreed upon by the parties; provided however, where data and results supporting a Unique Product of one party were explicitly balanced in writing with the contributions of the other party in an approved Evaluation, the party whose Unique Product becomes a Common Product shall be deemed reasonably compensated, and neither party shall be liable to the other party therefor.

ARTICLE 4

Clinical and Regulatory Affairs

SECTION 4.1. Ownership of Approvals and Regulatory Submissions. Each party shall own all Approvals and Regulatory Submissions filed by such party with respect to any Product.

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SECTION 4.2. Regulatory Matters.

(a)	Respective Territory. Each party shall independently oversee, monitor and coordinate all regulatory actions, communications, filings and submissions, including supplements and amendments thereto, with each applicable Regulatory Authority with respect to its Products in its Respective Territory and, with respect to Sponsored Clinical Trials, in the other party’s Respective Territory.

(b)	Information. The parties shall establish procedures to ensure that the parties exchange on a timely basis all necessary information to enable each party to comply with all regulatory obligations applicable to its Common Products, including, but not limited to, filing updates or supplements with Regulatory Authorities, pharmacovigilance filings, manufacturing supplements and investigator notifications to Regulatory Authorities. Each party shall provide the other prompt notification of any significant regulatory event, including a clinical trial hold or Approval of a Common Product.

SECTION 4.3. Safety Data Exchange. Each party shall monitor safety information for its respective clinical trials and shall notify the other party regarding its SAE reports for the Common Product in clinical activities. Each party shall timely deliver to the other party a copy of each SAE report on any SAEs that they may submit or are required to submit to any Regulatory Authority in its Respective Territory by fax, encrypted e-mail or uploaded to a secure joint web site. For SAEs reported to Regulatory Authorities from studies related to the Common Product reported to NN, NN shall provide ZGEN with a standardized CIOMS form by fax, encrypted e-mail or uploaded to a secure joint web site. For all SAEs from studies related to the Common Product reported to ZGEN, ZGEN shall provide NN with a standardized MedWatch form by fax, encrypted e-mail or uploaded to a secure joint web site. For fatal and life-threatening SAEs, each party shall provide notice to the other party within three (3) calendar days of first receipt of the SAE by the party and provide a copy of the report to be submitted to its respective Regulatory Authority as soon as reasonably possible, and in no event later than ten (10) calendar days after notice to the other party. For all other SAEs, each party shall provide prompt notice to the other party and shall provide the other party a copy of the report in the form of the report to be submitted to its respective Regulatory Authority as soon as reasonably possible and in no event later than ten (10) calendar days after notice to the other party. Moreover, each party shall provide the other party reasonable assistance related to such SAEs, if so requested and if required by a Regulatory Authority, at no out of pocket expense to the non-requesting party.

SECTION 4.4. Animal Data Safety Exchange. Each party shall monitor safety information for its respective animal studies and shall promptly notify the other party regarding any finding from tests in laboratory animals for the Common Product that suggests a significant risk to a human subject including findings of mutagenicity, teratogenicity, or carcinogenicity from such animal studies. Each party shall provide a description of each such finding by fax, encrypted e-mail or uploaded to a secure joint web site. For such findings to be reported to Regulatory Authorities related to the Common Product, each party shall provide a summary describing the

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findings and context thereof sufficient to understand the data, along with supportive documentation and data (“Narrative Summary”) in the form to be submitted to its respective Regulatory Authority by fax, encrypted e-mail or uploaded to a secure joint web site as soon as reasonably possible and in no event later than ten (10) calendar days after notice to the other party. Moreover, each party shall provide the other party reasonable assistance related to such findings, if so requested and if required by a Regulatory Authority, at no out of pocket expense to the non-requesting party.

SECTION 4.5. Right to Submit Information Exchanged. Each party grants the other party the right to submit to Regulatory Authorities any data licensed under this Agreement. In the event a party is submitting the other party’s data to a Regulatory Authority, the parties shall establish procedures requiring review by the non-submitting party prior to submission of that party’s data to Regulatory Authorities.

SECTION 4.6. Data Protection. In the performance of its obligations and exchange of data hereunder, the parties agree to comply with any applicable federal, state and local laws and regulations, including all applicable federal, state and local laws and regulations relating to the privacy of patient health information, including, but not limited, to the Standards for Individually Identifiable Health Information, 45 C.F.R. parts 160 and 164; the EU Data Protection Directive and any other applicable national laws related to the privacy of patient health information.

SECTION 4.7. Regulatory Meetings. Each party shall be responsible for interfacing, corresponding and meeting with the applicable Regulatory Authorities. However, in order to keep each party informed, each party shall provide the other party copies of all conference summaries with Regulatory Authorities as well as minutes from face to face meetings with respect to the Common Product as soon as they are available.

SECTION 4.8. Regulatory Correspondence. Each party shall provide the other party copies of all correspondence received from or submitted to the applicable Regulatory Authorities with respect to its Common Product. Each party shall, as soon as reasonably possible and in no event later than fifteen (15) days after receipt or submission of such correspondence, provide the other party with a copy of such correspondence.

SECTION 4.9. Clinical Investigator Meetings. Each party shall provide the other party copies of meeting minutes from clinical investigator meetings with respect to its Common Product.

SECTION 4.10. Clinical Advisory Board Meetings. Each party shall provide the other party copies of meeting minutes from clinical advisory board meetings with respect to the Common Product. Moreover, each party shall invite a single representative of the other party to attend all such clinical advisory board meetings, unless such meeting includes information not related to the Common Product. In the event such meeting includes information not related to Common Product, the organizing party in its sole discretion can decide not to invite a representative from the other party. From time to time the parties may agree to have joint clinical advisory board meetings relating to the Common Product wherein both parties will share equally in costs and

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participation. The organizing party shall be responsible for ensuring that appropriate confidentiality agreements are in place.

SECTION 4.11. Assistance and Cooperation. Each party shall render such reasonable assistance to the other party with respect to Common Products as follows:

(a)	to enable the other party to comply with any law applicable to the other party’s Common Product. Such assistance shall include, but is not limited to, promptly notifying the other party of any action by or notification from any Regulatory Authority or other governmental authority which: (i) raises any material concerns regarding the safety or efficacy of the Common Product or (ii) indicates or suggests a potential material liability for either party to third parties arising in connection with the Common Product;

(b)	to aid in Regulatory Submissions and Product Approval in its Respective Territories if needed;

(c)	in response to communications and inquiries from Regulatory Authorities. The parties shall work cooperatively and allow review and comment, as necessary in regulatory matters, including, but not limited to, Regulatory Submissions and Product Approval;

(d)	to allow access and aid in the inspection of sites if required by a Regulatory Authority. Each party shall provide the other party reasonable assistance, and. the parties shall work cooperatively and allow review and comment, as necessary in such regulatory inspections; and

(e)	in response to requests and questions related to the other party’s data exchanged under this Agreement.

Such reasonable assistance, may include promptly exchanging necessary data and information, executing documents, providing reports and summaries and performing such other acts as may be reasonably necessary in connection with achieving (a) through (e) above. Cooperation under this SECTION shall be conducted with the guidance of the JSC, JPT or appropriate sub-committee if any. The assistance provided under to this SECTION shall be performed at the requesting party’s sole expense and shall include external costs as well as personnel and other reasonable internal costs incurred by the assisting party, unless otherwise agreed by the parties.

SECTION 4.12. Access to Other Party’s Respective Territory for Clinical Trials. A party may seek access to the other party’s Respective Territory for clinical trials for a Common Product as a Sponsor, provided that: (a) the prospective Sponsor receives approval from the other party to [    *    ] in other party’s Respective Territory; and (b) the prospective Sponsor provides to the other party written notice of intent including (i) a letter of intent to Sponsor, (ii) a trial synopsis of the clinical trials to be performed, (iii) proposed follow-on clinical trials, (iv) [    *    ] for the clinical trials, (v) specific [    *    ], (vi) desired [    *    ] for the clinical trials, (vii) proposed

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[    *    ] for the clinical trials and (viii) agreement to [    *    ] when [    *    ] in the Respective Territory of the other party. Moreover, such notice shall occur no later than three (3) months prior to the proposed start date of the clinical trials. Permission to conduct Sponsored Clinical Trials may be granted only upon written approval by the other party in its sole discretion within sixty (60) days of receipt of the written notice of intent pursuant to this SECTION. Such written approval by the other party shall identify the specific Sponsored Clinical Trials that are approved. The Sponsor shall be solely responsible for all costs associated with Sponsored Clinical Trials. In the event that related follow-on or modified clinical trials including same indication, patient sample and therapeutic principle(s) are required in addition to the approved Sponsored Clinical Trials, such related clinical trials shall require additional notice to and approval from the other party pursuant to this SECTION, such approval not to be unreasonably withheld. Such related follow-on or modified clinical trials may be considered unreasonable if, for example, they would [    *    ] for any [    *    ] of the non-sponsoring party in its Respective Territory.

SECTION 4.13. Rights of a Non-Sponsoring Party in Regulatory Interactions Surrounding Sponsored Clinical Trials in Its Respective Territory. With respect to Sponsored Clinical Trials:

(a)	Regulatory Meetings. Each non-sponsoring party shall have the right to have a single representative attend all material and pre-arranged meetings, and telephone discussions between the representative(s) of the Sponsor and applicable Regulatory Authorities with respect to Common Products in territories in which they are Sponsors.

(b)	Regulatory Correspondence. Each Sponsor shall allow the non-sponsoring party to review and comment on drafts of any material correspondence, including meeting minutes, received from or submitted to the applicable Regulatory Authorities with respect to the Common Product in territories in which they are Sponsors; such comments shall be given due consideration by the Sponsor. Prior to a Regulatory Submission, the Sponsor shall discuss with the non-sponsoring party the information to be submitted to the applicable Regulatory Authorities related to the Sponsored Clinical Trials;

(c)	Clinical Investigator Meetings. Each Sponsor shall allow the non-sponsoring party to have one representative attend every clinical investigator meeting related to its Sponsored Clinical Trials; and

(d)	Clinical Advisory Board Meetings. Each Sponsor shall provide the non-sponsoring party copies of meeting minutes from clinical advisory board meetings with respect to its Sponsored Clinical Trials. Moreover, each party shall invite a single representative of the other party to attend all such clinical advisory board meetings, unless such meeting includes information not related to Common Product. In the event such meeting includes information not related to the Common Product, the organizing party in its sole discretion can decide not to invite a representative from the other party.

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ARTICLE 5

Rights to IL-21 Protein Intellectual Property

SECTION 5.1. Ownership of Intellectual Property. Any and all intellectual property created, generated or developed by or on behalf of a party or its Affiliates in the course of performance of the IL-21 Global Plan shall vest in and be owned by such party or its Affiliates, subject to any licenses granted under this Agreement. Each party shall have an equal, undivided interest in all Joint IL-21 Global Patent Rights and all inventions for which Joint IL-21 Global Patent Rights may be sought.

SECTION 5.2. Cross License. Subject to the terms of this ARTICLE 5, each party hereby grants the other party an exclusive, royalty-free, fully paid up license (including the right to sublicense) under the IL-21 Global Patent Rights and IL-21 Global Know-How that it or its Affiliates Control to make, have made, conduct research, develop (including clinical development), use, sample, promote, manufacture, market, sell, offer to sell, have sold, distribute, import and export Products and IL-21 Protein in the Respective Territory of the other party; provided, however, that the foregoing license for IL-21 Global Know-How shall become non-exclusive on a country-by-country basis after all IL-21 Global Patent Rights covering the Product or IL-21 Protein in the country expire. Each party hereby grants the other party a non-exclusive, royalty-free, fully paid up license under its IL-21 Global Patent Rights, IL-21 Global Know-How, and Prior Patent Rights to perform Sponsored Clinical Trials in the granting party’s Respective Territory. The parties agree to execute any documents necessary to give effect to the foregoing, if required by applicable law.

SECTION 5.3. Reservation of Right. Each party reserves for itself, its Affiliates, Territorial Commercialization Partners and Sublicensees, from the exclusive license it granted in SECTION 5.2, the non-exclusive right to use in the other party’s Respective Territory the IL-21 Global Patent Rights and IL-21 Global Know-How licensed to the other party under SECTION 5.2 for research with respect to the IL-21 Gene and IL-21 Protein and for manufacturing of Products, so long as any Product resulting from such manufacturing is not sold in countries of the other party’s Respective Territory when the license granted pursuant to SECTION 5.2 is exclusive. For the avoidance of doubt, the foregoing reservation of right does not include the right to promote, market, offer to sell, import, export, distribute, sell and have sold Products in the other party’s Respective Territory.

SECTION 5.4. Patent Prosecution. Each party shall promptly disclose to the other party the conception or reduction to practice of inventions for which IL-21 Global Patent Rights may be sought. Each party shall be solely responsible, at its discretion, for the filing and prosecution worldwide of any and all patent applications that it Controls that are included in the IL-21 Global Patent Rights (including opposition and interference proceedings) and for the maintenance of any patents issuing thereon; provided, however, that ZGEN shall be the party designated to control the filing, prosecution, issuance and maintenance of all Joint IL-21 Global Patent Rights. Each responsible party shall be responsible for all costs associated with such filings, prosecutions and maintenance and, at its sole discretion, the jurisdictions in which patents may be sought; however, NN shall promptly reimburse ZGEN for the reasonable costs associated with any Joint

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IL-21 Global Patent Rights in its Respective Territory. ZGEN will provide NN with an annual estimate of reasonable out-of-pocket costs for Joint IL-21 Global Patent Rights to be incurred after the Effective Date. NN shall have the right to review and comment on such estimate, and ZGEN shall consider in good faith any comments from NN regarding steps that might be taken to reduce reasonable out-of-pocket costs, provided that all final decisions regarding such out-of-pocket costs shall be mutually agreed upon by ZGEN and NN patent contacts. If ZGEN expects the amount of reasonable out-of-pocket costs to exceed the annual estimate by ten percent (10%), ZGEN shall promptly inform NN, and the parties shall meet to discuss and consider utilization of internal resources in order to minimize such out-of-pocket costs. ZGEN and NN patent contacts shall mutually approve any revised estimate before payment is due hereunder, such approval not to be unreasonably withheld. Disputes that cannot be resolved at the level of the ZGEN and NN patent contacts shall be subject to the dispute resolution procedures pursuant to SECTION 11.7. With respect to IL-21 Global Patent Rights, each party shall deliver to the other party copies of each new patent application that it files and all material documents sent to or received from patent offices. The other party shall have a right to review and comment on the nature and text of each document and the responsible party shall consider in good faith any comments from the other party regarding steps that might be taken to strengthen the patents and patents applications, provided that all final decisions regarding the filing and prosecution of patents and patent applications shall be within the sole discretion of the responsible party. Notwithstanding the foregoing, all final decisions regarding the filing and prosecution of patents and patent applications associated with any Joint IL-21 Global Patent Rights shall be mutually agreed upon between the parties.

SECTION 5.5. Abandonment of IL-21 Global Patent Rights. With respect to the IL-21 Global Patent Rights, if a party elects not to prosecute or maintain any patents or patent applications in the other party’s Respective Territory, the responsible party shall provide the other party with a written notice of such election, in which case, the other party may assume responsibility, within sixty (60) days from receipt of notice, for prosecuting or maintaining such patents or patent applications at its expense and in the name of the responsible party. The responsible party shall not be responsible for any costs relating to such patents or patent applications that are incurred more than sixty (60) days after receipt of notice by the other party. Upon request of the other party and at no out-of-pocket expense to the responsible party, the responsible party shall render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in connection with such prosecution or maintenance.

SECTION 5.6. Notice of Infringement and Conference. Each party shall promptly notify the other party in writing of any alleged or threatened infringement of any claim in the IL-21 Global Patent Rights exclusively licensed hereunder. Upon receipt of such written notice, the parties shall confer regarding all available evidence of infringement or attack, and the manner of addressing such infringement or attack. The parties may agree to pursue the matter jointly.

SECTION 5.7. Party Has First Right in Respective Territory. Unless the parties agree otherwise, the party whose exclusive license rights hereunder to the IL-21 Global Patent Rights are allegedly being infringed shall have the first right, but not the obligation, to initiate and control any action, including cease and desist letters and lawsuits, at its expense, to enforce the

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claims of any IL-21 Global Patent Rights against the alleged infringer to the extent the IL-21 Global Patent Rights have been exclusively licensed hereunder to the party for its Respective Territory. The party exercising this first right (the “Litigating Party”) shall notify the other party of the Litigating Party’s decisions regarding such infringement and shall keep the other party reasonably apprised of the progress of the matter. Unless the other party joins such suit, as described below, the Litigating Party shall have the right to retain all damages awarded for such infringement. The other party shall have the right, at its own expense, to join any legal proceeding initiated by the Litigating Party regarding any such IL-21 Global Patent Right in the Respective Territory of the Litigating Party; it is understood, however, that the Litigating Party shall have sole control over any issues or matters pertaining to the validity or scope of any claims in the IL-21 Global Patent Rights exclusively licensed to it for its Respective Territory. If the other party does join such suit, then out of any damages awarded with respect to such infringement, the parties have an equal right to recover their expenses for the proceeding; then the Litigating Party shall have the right to retain any damages remaining. If the other party does not voluntarily join such suit and in the event that other party is an indispensable party required to be joined as a party in such infringement action involving the Litigating Party, the other party hereby agrees to waive any objections to such joinder on the grounds of standing, personal jurisdiction, venue and/or forum non conveniens, provided the Litigating Party shall promptly reimburse other party for all costs associated with such joinder.

SECTION 5.8. Secondary Right. If within sixty (60) days after the conference described in SECTION 5.6, the Litigating Party has not taken any action in its Respective Territory to stop such infringement, the other party shall, at its sole discretion, have the right to take legal action regarding such infringement (the “Secondary Party”), as the Secondary Party deems necessary and desirable, at its expense. If the Secondary Party initiates legal proceedings hereunder, the other party shall have the right to join such suit, at its own expense. If the law governing any proceeding brought by the Secondary Party under this SECTION requires the other party to join such proceeding, then the other party shall be represented by the Secondary Party’s legal counsel, at the Secondary Party’s expense. If the Secondary Party’s counsel is unable to represent the other party because of a bona fide conflict of interest, then the other party may engage other competent legal counsel, reasonably acceptable to the Secondary Party, to represent the other party in such proceeding, at the Secondary Party’s expense. If the other party elects not to use the Secondary Party’s counsel for any reason other than a bona fide conflict of interest, then the other party may engage competent legal counsel of its own choosing, at the other party’s expense. The Secondary Party shall not enter into a settlement or consent judgment or other voluntary and final disposition of any proceeding brought pursuant to this SECTION without the other party’s prior written consent, which shall not be unreasonably withheld or delayed. If the Secondary Party unilaterally elects to discontinue any proceeding instituted under this SECTION (other than as part of a settlement), the Secondary Party shall give the other party reasonable prior notice of such election. The other party may elect to continue such proceedings in its sole name, under its sole control and at its own expense; if the other party so elects, the Secondary Party shall reasonably cooperate, at no out-of-pocket expense to the Secondary Party, in all actions reasonably necessary to transfer control of the proceedings from the Secondary Party to the other party. The Secondary Party shall indemnify, defend and hold the other party and its

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respective directors, officers, employees and agents harmless from any and all claims, damages or other obligations arising out of or resulting from any claim or legal proceedings instituted by the Secondary Party under this SECTION; provided that the foregoing indemnity shall not apply to the extent the other party incurs claims, damages or obligations because the other party elected to continue the proceedings in its own name as described above. Unless the other party voluntarily joins such suit, as described above, the Secondary Party shall have the right to retain all damages awarded. If the other party does voluntarily join such suit, then out of any damages awarded, the parties have an equal right to recover their expenses for the proceeding; then the Secondary Party shall have the right to retain any damages remaining. If the other party does not voluntarily join such suit and in the event that other party is an indispensable party required to be joined as a party in such infringement action involving the Secondary Party, other party hereby agrees to waive any objections to such joinder on the grounds of standing, personal jurisdiction, venue and/or forum non conveniens, provided the Secondary Party shall promptly reimburse other party for all costs associated with such joinder.

SECTION 5.9. Cooperation. In any legal proceeding conducted under this ARTICLE 5, each party agrees, without charge, to render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in such legal action as the other party may reasonably request.

SECTION 5.10. Affiliates, Territorial Commercialization Partners and Sublicensees. Each party shall require its Affiliates, Territorial Commercialization Partners, and Sublicensees to comply with this ARTICLE 5.

SECTION 5.11. Inventorship. Inventorship for IL-21 Global Patent Rights shall be determined in good faith in accordance with United States patent laws (Title 35, United States Code). All determinations of such inventorship shall be documented to ensure that divisional or continuation patent applications reflect appropriate inventorship.

ARTICLE 6

Rights to Background Intellectual Property

SECTION 6.1. Ownership of Background Intellectual Property. Nothing in this Agreement shall affect the ownership by either party of any Background Intellectual Property owned by or in the possession of a party, whether existing as of the Effective Date or created, generated or developed after the Effective Date by or on behalf of a party or its Affiliated outside of the IL-21 Global Plan and not constituting IL-21 Global Patent Rights or IL-21 Global Know-How.

SECTION 6.2. Cross License. Each party hereby grants to the other party a [    *    ] license (with a right to sublicense solely to Affiliates and Territorial Commercialization Partners so long as they remain Affiliates or Territorial Commercialization Partners) under the granting party’s Background Intellectual Property to make, have made, conduct research, develop (including clinical development), use, sample, promote, manufacture, market, sell, offer to sell, have sold,

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distribute, import and export Common Products in the Respective Territory of the other party. Each party hereby grants to the other party a [    *    ] license (with a right to sublicense solely to Affiliates and Territorial Commercialization Partners so long as they remain Affiliates or Territorial Commercialization Partners) under the granting party’s Background Intellectual Property to perform Sponsored Clinical Trials in the granting party’s Respective Territory.

SECTION 6.3. Grant of Right to Manufacture. Each party hereby grants to the other party a [    *    ] license (with a right to sublicense solely to Affiliates and Territorial Commercialization Partners so long as they remain Affiliates or Territorial Commercialization Partners) under the granting party’s Background Intellectual Property to make Common Products in the granting party’s Respective Territory for sale in the other party’s Respective Territory. For the avoidance of doubt, the foregoing grant does not include the right to promote, market, offer to sell, import, export, distribute, sell and have sold Common Products in the granting party’s Respective Territory.

ARTICLE 7

Confidentiality

SECTION 7.1. Confidentiality Obligation. Except as otherwise authorized under this Agreement, during the Term and for a period of [    *    ] thereafter, each party shall maintain as secret and confidential all Confidential Information obtained from the other party pursuant to this Agreement or prior to and in contemplation of this Agreement, and all other Confidential Information that it may acquire from the other in the course of this Agreement. Each party shall respect the other party’s proprietary rights in such Confidential Information, use the same exclusively for the purposes of this Agreement, and disclose the same only to those of its representatives to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement. The obligations under this SECTION shall survive the termination of this Agreement.

SECTION 7.2. Release from Confidentiality Obligation. Notwithstanding the foregoing provision, a party shall be permitted to disclose any Confidential Information of the other party to its patent practitioners or any patent office in any country, as is reasonably required for filing or prosecuting any patent application permitted to be filed by it hereunder, or to any Regulatory Authorities as is reasonably required for regulatory filings or the reporting of Serious Adverse Events or Adverse Events. Furthermore, the obligations of SECTION 7.1 shall not apply to Confidential Information that:

(a)	was properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the disclosing party, and such possession can be demonstrated by competent evidence of the receiving party;

(b)	is in the public domain by public use, publication, general knowledge or the like, or after disclosure hereunder becomes general or public knowledge through no fault of the receiving party;

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(c)	is properly obtained by the receiving party from a third party not under a confidentiality obligation;

(d)	is independently developed by or on behalf of the receiving party without the assistance of the confidential information of the disclosing party; or

(e)	is required to be disclosed by order of any court or governmental or regulatory authority after notification to the disclosing party of the necessity to allow the disclosing party to seek protection for the disclosing party’s confidential information from such court or governmental or regulatory authority.

SECTION 7.3. Disclosure of Confidential Information to Third Party Contractors, Consultants, Affiliates, Territorial Commercialization Partners, Sublicensees and CROs. Each party shall have the right to disclose the other party’s Confidential Information to third-party contractors, consultants, Affiliates, Sublicensees, Territorial Commercialization Partners, prospective Sublicensees and Territorial Commercialization Partners, and CROs provided that such Confidential Information is disclosed under an obligation of confidentiality that is no less stringent than that described in this ARTICLE 7; and provided that neither party shall have the right to disclose the other party’s Confidential Information that constitutes the other party’s IL-21 Plan, or data or safety information related to clinical trials on the Common Product to such third-party contractors, consultants, or CROs without the prior written notification to the other party.

SECTION 7.4. Correspondence Between Parties is Confidential. For the avoidance of doubt, the following includes, but is not limited to, information that shall be considered Confidential Information of the disclosing party: (i) reports or other documents made solely by one party for its purposes under its IL-21 Plan and given to the other party under this Agreement; (ii) minutes from meetings and correspondence with a party’s respective Regulatory Authorities; (iii) minutes from a party’s clinical investigator meetings; and (iv) minutes from a party’s clinical advisory board meetings. The following includes, but is not limited to, information that shall be considered Confidential Information of both parties: (i) minutes from meetings held by the JPT and JSC; (ii) reports or other documents made jointly by the parties; and (iii) reports or other documents related to Shared Activities.

ARTICLE 8

Indemnification

SECTION 8.1. Indemnification by NN. NN will indemnify, hold harmless and defend ZGEN and its directors, officers, employees and agents against all actions, suits, proceedings, claims, demands and prosecutions (hereinafter a “Claim”) that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses ( including, but not limited to, any attorneys’ fees) resulting directly there from, arising out of the performance by NN under this Agreement and its exercise of its license rights under this Agreement, including its use or the use by its Affiliates and sublicensees of the IL-21 Global Patent Rights, IL-21 Global Know-How and Background Intellectual Property licensed to it. NN’s obligations under this SECTION will arise

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only if ZGEN (i) notifies NN promptly after it becomes aware of a Claim; (ii) permits NN to control the defense and settlement, at NN’s expense, of any such Claim; and (iii) does not settle any such Claim without the prior written approval and consent of NN, which consent shall not be unreasonably withheld. In the event such a Claim is brought, ZGEN shall render, at NN’s cost and expense, all reasonable assistance requested by NN in defending such Claim. NN’s obligations under this SECTION shall not apply to the extent that the Claim arose from the gross negligence or willful misconduct of ZGEN (or its directors, officers, employees or agents).

SECTION 8.2. Indemnification by ZGEN. ZGEN will indemnify, hold harmless and defend NN, and its directors, officers, employees, and agents against all Claims that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses ( including, but not limited to, any attorneys’ fees) resulting directly there from, arising out of the performance by ZGEN under this Agreement and its exercise of its license rights under this Agreement, including its use or the use by its Affiliates, Territorial Commercialization Partners and Sublicensees of the IL-21 Global Patent Rights, IL-21 Global Know-How and Background Intellectual Property licensed to it. ZGEN’s indemnification obligations under this SECTION will arise only if NN (i) notifies ZGEN promptly after it becomes aware of a Claim; (ii) permits ZGEN to control the defense and settlement, at ZGEN’s expense, of any such Claim; and (iii) does not settle any such Claim without the prior written approval and consent of ZGEN, which consent shall not be unreasonably withheld. In the event such a Claim is brought, NN shall render, at ZGENS’s cost and expense, all reasonable assistance requested by ZGEN in defending such Claim. ZGEN’s obligations under this SECTION shall not apply to the extent that the Claim arose from the gross negligence or willful misconduct of NN (or its directors, officers, employees or agents).

SECTION 8.3. Insurance. Each party shall maintain and cause its Affiliates, Territorial Commercialization Partners and Sublicensees to maintain, to the extent possible, appropriate product liability insurance with respect to the development, manufacture and sale of Products in such amount as each party customarily maintains with respect to sales of its other products. Each party shall maintain and cause its Affiliates, Territorial Commercialization Partners and sublicensees to maintain, to the extent possible, such insurance for so long as it continues to manufacture or sell Products, and thereafter for so long as each party customarily maintains insurance with respect to sales of its other products.

ARTICLE 9

Term and Termination

SECTION 9.1. Term and Expiration. This Agreement shall become effective on the Effective Date. Unless terminated earlier, this Agreement shall expire on the later of the following dates: (i) the date on which the last planned activity under the IL-21 Global Plan is completed; or (ii) the expiration date of the last to expire of the IL-21 Global Patent Rights.

SECTION 9.2. Termination At Will. Each party shall have the right to terminate this Agreement at any time at its sole discretion. The terminating party shall provide the other party with written notice of a planned termination [    *    ] prior to actual termination.

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Notwithstanding the above, Shared Activities of the terminating party shall be subject to wind down provisions pursuant to the third sentence of SECTION 9.6.

SECTION 9.3. Termination of Restated License Agreement. If the Restated License Agreement is terminated for any reason, this Agreement and all licenses granted to NN under ARTICLES 5 and 6 shall automatically and immediately terminate and NN shall return to ZGEN all materials containing any of ZGEN’s Background Intellectual Property, IL-21 Global Patent Rights and IL-21 Global Know-How (except for Joint IL-21 Global Patent Rights). Upon such termination, ZGEN shall automatically be granted a [    *    ] license (with a right to sublicense solely to Affiliates and Territorial Commercialization Partners so long as they remain Affiliates or Territorial Commercialization Partners) in the RoW under the Background Intellectual Property, IL-21 Global Patent Rights and IL-21 Global Know-How which NN or its Affiliates Control. In addition, if requested in writing by ZGEN, NN shall document such automatic grant and/or negotiate in good faith with ZGEN an exclusive license (with right to sublicense) to the IL-21 Global Patent Rights and IL-21 Global Know-How which NN or its Affiliates Control.

SECTION 9.4. Termination for Insolvency. Each party shall have the right to terminate this Agreement: (a) if the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other party and such petition remains undismissed, undischarged or unbonded for a period of ninety (90) days after the filing thereof; or (c) if the other party shall make or execute an assignment for the benefit of creditors generally, have a receiver, administrator or an equivalent official appointed with respect to its properties or undertakings, enter into any liquidation or become insolvent.

SECTION 9.5. Termination for Material Breach. If either party is in material breach of this Agreement (including failure to meet diligence, reporting or costs owed but not paid), the other party shall have the right to provide written notice of its election to terminate this Agreement, along with an explanation of the material breach. If the non-terminating party has not cured such material breach within [    *    ] after the date of such written notice this Agreement shall terminate upon expiration of such [    *    ] period. Notwithstanding the above, Shared Activities of the terminating party shall be subject to wind down provisions pursuant to the third sentence of SECTION 9.6.

SECTION 9.6. Termination of Shared Activities. A party may terminate its Shared Activities for any reason. Termination of Shared Activities does not automatically result in termination of this Agreement. In the event either party elects to terminate its Shared Activities, the Shared Activities of the terminating and non-terminating parties shall be pursued and funded by the parties to a reasonable and mutually agreed stopping point for up to [    *    ] following notice in order to provide reasonable wind down of such Shared Activities. In addition, for Non-Clinical and clinical development activities only, the non-terminating party may request permission from the terminating party to assume the terminating party’s responsibilities for such Shared Activities in the terminating party’s Respective Territory to the extent such Shared Activities were planned to be performed in such Respective Territory (such permission not to be unreasonably withheld); upon such permission, the parties shall cooperate and make reasonable

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efforts to transfer contracts to the non-terminating party that are required for the assuming the terminating party’s responsibilities for such Shared Activities. For the avoidance of doubt, such Shared Activities by the non-terminating party shall remain part of the non-terminating party’s IL-21 Plan. In addition, such Shared Activities of the terminating party shall be subject to wind down provisions pursuant to the third sentence of this SECTION. Notwithstanding the above, nothing under this SECTION grants a license to the non-terminating party to make, have made, conduct research, develop (including clinical development), use, sample, promote, manufacture, market, sell, offer to sell, have sold, distribute, import and export Products and IL-21 Protein in the Respective Territory of the other party.

SECTION 9.7. Mutual Agreement. The parties shall have the right to terminate this Agreement upon mutual agreement in writing.

SECTION 9.8. Effect of Expiration or Termination. Except as expressly stated herein, expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to such expiration or termination, including, but not limited to, the obligation to provide data, information and documentation generated prior to the date of termination and to deliver reports incorporating such information and documentation. In addition to any provision that expressly provides for its survival, any accrued obligations and the provisions of ARTICLES 1, 5 (subject to SECTION 9.3), 6 (subject to SECTION 9.3), 7, 8 and 11 and SECTIONS 3.3(a)(ii), 3.3(a)(iii), 3.3(b)(ii), 3.3(c)(ii), 3.3(c)(iii), 3.3(d), 3.5, 3.9, 3.10, 4.2(a) (with respect to Sponsored Clinical Trials), 4.3, 4.4, 4.11 (d), 4.12 (fifth, sixth, and seventh sentences), 4.13(a) and (b), 10.3 and 10.4 shall survive the expiration or termination of this Agreement. For the avoidance of doubt, in the event of termination under SECTIONS 9.2, 9.5, and 9.7, licenses and reservations granted under SECTIONS 5.2, 5.3, 6.2 and 6.3 are limited to IL-21 Global Patent Rights and IL-21 Global Know-How, and Background Intellectual Property that claim an invention, were invented, discovered, developed or otherwise generated by or for a party or its Affiliates, a party makes available, or is actually used as the case may be prior to the date of such termination (except with respect to Shared Activities subject to wind down). In the event a party (the “First Party”) terminates this Agreement pursuant to SECTION 9.2 or the other party (the “Second Party”) terminates this Agreement pursuant to SECTION 9.3, 9.4 or 9.5 and the First Party has not progressed a Common Product to the same level as the Second Party at the time of termination, then the First Party shall be obligated to continue to provide reports and information to the Second Party pursuant to SECTION 3.3 with respect to its Common Product until it has provided the same type of reports and information that the Second Party has provided under SECTION 3.3 with respect to its Common Product to the extent that the data and information is considered balanced with the contributions of the Second Party pursuant to the IL-21 Global Plan at the time of such termination, which reports and information or inventions and discoveries arising from such activities by the First Party shall be included in Global Patent Rights and IL-21 Global Know-How, and in and to the extent applicable to Background Intellectual Property. Expiration or termination shall not affect any party’s ability to seek any other remedies available at law.

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ARTICLE 10

Representations and Warranties

SECTION 10.1. Representations, Warranties and Covenants of NN. NN represents and warrants to and covenants with ZGEN that:

(a)	NN is a corporation duly organized, validly existing and in corporate good standing under the laws of Denmark; and

(b)	NN has the corporate and legal right, title, authority and power to enter into this Agreement; and

(c)	NN has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(d)	upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of NN, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(e)	the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

(f)	NN will not during the Term enter into any agreements, contracts or other arrangements that would prevent NN from meeting its obligations or adversely impact ZGEN’s rights under this Agreement; and

(g)	NN will comply with all applicable laws, regulations and guidelines in connection with the performance of NN’s obligations under this Agreement; and

(h)	As of the Effective Date, Appendix D Part 1 identifies all patents and patent applications in NA that are not NN’s Prior Patent Rights, are Controlled by NN or its Affiliates and specifically recites as a claim element (i) an IL-21 Gene, IL-21 Protein or Product, (ii) a process, formulation and/or mixture comprising an IL-21 Gene, IL-21 Protein or Product, (iii) a method of making or manufacturing an IL-21 Protein or Product or (iv) a method of using an IL-21 Gene, IL-21 Protein or Product. In the event additional patents and patent applications are identified by NN after the Effective Date that should have been included in Appendix D Part 1, Appendix D Part 1 shall be promptly updated by NN.

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SECTION 10.2. Representations, Warranties and Covenants of ZGEN. ZGEN represents and warrants to and covenants with NN that:

(a)	ZGEN is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Washington; and

(b)	ZGEN has the corporate and legal right, title, authority and power to enter into this Agreement; and

(c)	ZGEN has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(d)	upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of ZGEN, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or, at law); and

(e)	the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

(f)	ZGEN will not during the Term enter into any agreements, contracts or other arrangements that would prevent ZGEN from meeting its obligations or adversely impact NN’s rights under this Agreement;

(g)	ZGEN will comply with all applicable laws, regulations and guidelines in connection with the performance of ZGEN’s obligations under this Agreement; and

(h)	As of the Effective Date, Appendix D Part 2 identifies all patents and patent applications in the RoW that are not ZGEN’s Prior Patent Rights, are Controlled by ZGEN or its Affiliates and specifically recites as a claim element (i) an IL-21 Gene, IL-21 Protein or Product, (ii) a process, formulation and/or mixture comprising an IL-21 Gene, IL-21 Protein or Product, (iii) a method of making or manufacturing an IL-21 Protein or Product or (iv) a method of using an IL-21 Gene, IL-21 Protein or Product. In the event additional patents and patent applications are identified by ZGEN after the Effective Date that should have been included in Appendix D Part 2, Appendix D Part 2 shall be promptly updated by ZGEN.

SECTION 10.3. Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THEIR RESEARCH AND DEVELOPMENT PROGRAMS, IL-21 GENE, IL-21 PROTEIN, IL-21 GLOBAL PLANS, IL-21 PLANS, IL-21 GLOBAL PATENT RIGHTS, IL-21 GLOBAL KNOW-HOW, BACKGROUND INTELLECTUAL PROPERTY, PRIOR

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INTELLECTUAL PROPERTY, PRODUCTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND PATENTABILITY WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

SECTION 10.4. Limited Liability. EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER NN NOR ZGEN WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES.

ARTICLE 11

Miscellaneous

SECTION 11.1. Assignment. This Agreement may not be assigned by either party without prior written consent of the other party, except to a successor or a purchaser of all or substantially all of the party’s assets and business or to an Affiliate; provided, however, that in the event of an assignment by a party (“Assigning Party”) to an Affiliate, the Affiliate’s rights under this Agreement shall terminate once it ceases being an Affiliate of the Assigning Party (however, its rights may be reassigned back to the Assigning Party at the time it ceases being an Affiliate of the Assigning Party). In the event of any permissible assignment under this Agreement, the assignor and assignee shall be jointly and severally liable for assignor’s obligations hereunder.

SECTION 11.2. Relationship between the Parties. Nothing in this Agreement is intended to create or shall be deemed to constitute a partnership, agency or joint venture relationship between the parties or their Territorial Commercialization Partners, Sublicensees, contractors or licensees. Neither party shall be responsible for the acts or omissions of the other party, and neither party shall have the authority to speak for, represent or obligate the other party in any way without the prior written authority of the other party.

SECTION 11.3. Public Announcements. Except as otherwise may be required by law or regulation, neither party shall make any public announcement, written or oral, concerning this Agreement or the subject matter hereof, without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed. However, the parties shall have the right to disclose or announce information concerning the existence and general nature of this Agreement, provided that disclosure of the details of this Agreement that constitute Confidential Information of the other party or its Affiliates shall only be made under an obligation confidentiality consistent with ARTICLE 7.

SECTION 11.4. Use of Names, Trade Names and Trademarks. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party hereto, including any contraction, abbreviation or simulation

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of any of the foregoing, unless the express written permission of such other party has been obtained.

SECTION 11.5. Force Majeure. If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it can reasonably give and specifying the period for which it is estimated that such prevention or delay will continue, then the party in question shall be excused from the performance of its obligations or the punctual performance thereof as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue. For the purpose of this Agreement, “force majeure” shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party.

SECTION 11.6. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington (without regard to its choice of law provisions).

SECTION 11.7. Dispute resolution. The parties shall attempt to resolve through good faith discussions any dispute between the parties that arises under this Agreement that cannot be resolved by the JSC. All such disputes shall, upon receipt of written notice from one party to the other regarding the existence and nature of the dispute, first be referred to each party’s CEO or to their authorized representative. If they are unable to resolve a dispute within thirty (30) days after the initial meeting between the CEOs, then the dispute may be referred to alternative dispute resolution in Chicago, Illinois in accordance with the rules and procedures of the International Centre for Dispute Resolution; provided that arbitrators shall be experts in the field of biotechnology. Notwithstanding the above, the alternative dispute resolution process pursuant to this SECTION shall be non-binding and shall not prohibit either party from pursuing at any time any other legal right, power or remedy, including bringing an action or suit in a court of law.

SECTION 11.8. Waiver of Remedies. No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party, nor shall any waiver of its rights operate as a waiver of any subsequent breach, and no right, power or remedy herein conferred upon or reserved for either party is exclusive of any other right, power or remedy available to that party.

SECTION 11.9. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, understandings or arrangements relating to the subject matter hereof, including the Clinical Data Sharing Agreement which as of Effective Date is hereby terminated. No addition to or modification of any provision of this Agreement shall be binding upon the parties, unless made in writing and signed by a duly authorized representative of each of the parties. For the avoidance of doubt, this Agreement does not supersede the Restated License Agreement, Collaborative Agreement or Process Development Agreement.

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SECTION 11.10. Notices. All notices or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, faxed with receipt acknowledged (and with a confirmation copy also sent by registered mail, return receipt requested), or delivered by a recognized commercial courier service with receipt acknowledged, postage prepaid, as follows:

If to NN:	Novo Nordisk A/S
Novo Allé
DK-2880 Bagsvaerd
Denmark

Attn: Chief Scientific Officer & Executive Vice President
Research & Development
Facsimile: +45 4442 7280

With a copy to:	Novo Nordisk Legal Department
Novo Allé
DK-2880 Bagsvaerd
Denmark

Facsimile: +45 4498 0670

and

Senior Vice President, Discovery
Novo Allé
DK-2880 Bagsvaerd
Denmark

Facsimile: 45 4444 4565:

If to ZGEN:	ZymoGenetics, Inc.
1201 Eastlake Avenue East
Seattle, WA 98102
Attn: Senior Vice President, Intellectual Property and Legal Affairs
Facsimile: (206) 442-6697

or to such other addresses as the addressee may have specified in a notice duly given to the sender as provided herein. Such notices or other communication will be deemed effective as of the date so delivered (either personally or by courier service) or faxed.

SECTION 11.11. Severability. The parties agree that, if any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties’ fundamental intentions hereunder, and the remaining provisions hereof shall not be affected, impaired or invalidated and shall continue in full force and effect.

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SECTION 11.12. Headings. The headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof.

SECTION 11.13. Review of Agreement. This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted by or for one of the parties.

SECTION 11.14. Compliance with Laws; Export Regulations. In performance of this Agreement, each party shall comply with all laws, regulations, rules, orders and other requirements, now or hereafter in effect, governmental authorities having jurisdiction. This Agreement and any information provided hereunder are subject to restrictions concerning the export of information and materials that may be imposed by government. Accordingly, the parties agree that they will not export, directly or indirectly, any information or materials acquired under this Agreement or any products utilizing such information or materials to any country for which a government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency of the government when required by an applicable statute or regulation.

SECTION 11.15. Compliance with GMP and ICH Practices. In performance of this Agreement, each party shall comply with all regulatory requirements as set out by a Regulatory Authority in its Respective Territory. However, if a Regulatory Authority in the other party’s Respective Territory has different GMP and/or ICH requirements, a party shall seek to comply with, but shall not be obliged to fulfill, such different GMP and/or ICH requirements in its Respective Territory.

SECTION 11.16. Obligations of a Territorial Commercialization Partner or Sublicensee. Any Territorial Commercialization Partner or other Sublicensee receiving a sublicense of a party’s rights under ARTICLE 5 and/or 6 shall not be subject to the obligations under any other provisions of this Agreement (including for example, the provisions of ARTICLES 3 and 4), other than the obligations of confidentiality under to ARTICLE 7 and providing indemnification for Claims arising from its exercise of rights pursuant to ARTICLE 8 or obligations that may be assumed pursuant to SECTION 2.1(d).

SECTION 11.17. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ZymoGenetics, Inc.

By:	/s/ BRUCE L.A. CARTER	Date: 8/11/05
Bruce L.A. Carter
President and CEO

Novo Nordisk A/S

By:	/s/ MADS KROGSGAARD THOMSEN	Date: 8/8/05
Mads Krogsgaard Thomsen
Executive Vice President, Research & Development and CSO

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